Exhibits 5.1, 8.1 and 23.1

November 30, 2006

HMB Acceptance Corp.
2002 Summit Blvd., Suite 100
Atlanta, Georgia 30319

Re:	HMB Acceptance Corp. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel for HMB Acceptance Corp., a Delaware corporation (the “Company”), in connection with the offering of the HomeBanc Mortgage Trust 2006-2 Mortgage Backed Notes (the “Notes”). A Registration Statement of the Company on Form S-3 relating to the Notes (Commission File No. 333-129452) has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and was declared effective on March 22, 2006. As set forth in the prospectus dated November 21, 2006, as supplemented by a prospectus supplement dated November 28, 2006 (the “Base Prospectus” and the “Prospectus Supplement,” respectively), the Notes will be issued under and pursuant to the conditions of an indenture dated as of November 1, 2006 (the “Indenture”), among HomeBanc Mortgage Trust 2006-2, a Delaware statutory trust (the “Issuer” or the “Trust”), U.S. Bank, National Association, as indenture trustee (in such capacity, the “Indenture Trustee”) and Wells Fargo Bank, N.A. (“Wells Fargo”), as securities administrator (in such capacity, the “Securities Administrator”).

Pursuant to a trust agreement dated as of November 1, 2006 (the “Trust Agreement”), among Wilmington Trust Company, as owner trustee (the “Owner Trustee”), the Securities Administrator and the Depositor, the Issuer will also issue a single ownership certificate evidencing the equity interest in the Issuer. The Notes will be secured primarily by adjustable rate, first and second lien residential mortgage loans and related notes and mortgages (the “Mortgage Loans”), together with certain other assets (such Mortgage Loans and other assets, as defined in the Indenture, the “Collateral”) conveyed to the Issuer and pledged under the Indenture on the Closing Date. On the Closing Date, the Depositor will have conveyed the Collateral to the Issuer pursuant to a transfer and servicing agreement dated as of November 1, 2006 (the “Transfer and Servicing Agreement”), among the Issuer, the Depositor, Wells Fargo, as master servicer (in such capacity, the “Master Servicer”) and as Securities Administrator, HomeBanc Corp., as seller (in such capacity, the “Seller”) and as servicer, and the Indenture Trustee.

HMB Acceptance Corp.
November 30, 2006

We have examined forms of the Indenture, the Trust Agreement, the Transfer and Servicing Agreement, the Notes, the Base Prospectus, the Prospectus Supplement, and originals or copies, certified or otherwise identified to our satisfaction, of such instruments, certificates, records and other documents, and have made such examination of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission, and the authenticity of the originals of such latter documents. With your express consent and approval, we have made all assumptions in connection with this opinion without further investigation or inquiry, unless and to the extent otherwise specified. As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied, to the extent we have deemed appropriate, upon certificates and oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, we are of the opinion that:

(i) When the Indenture has been duly and validly authorized by all necessary action on the part of the Owner Trustee on behalf of the Trust and has been duly executed and delivered by the Trust and the Indenture Trustee, and any other party thereto, the Indenture will constitute a legal, valid and binding agreement of the Trust, enforceable against the Trust in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, and with respect to the rights of indemnity or contribution, as may be limited by public policy considerations.

(ii) When the issuance and sale of the Notes have been duly authorized by all corporate action on the part of the Trust, and when the Notes have been duly and validly executed and authenticated in accordance with the terms of the Indenture and delivered against payment therefor pursuant to the underwriting agreement dated November 28, 2006 among the Company, the Seller, Bear, Stearns & Co. Inc. and KeyBanc Capital Markets, A Division of McDonald Investments Inc., the Notes will be duly and validly issued and outstanding, and entitled to the benefits of the Indenture.

(iii) The Notes will be treated as debt for U.S. federal income tax purposes.

(iv) For U.S. federal income tax purposes, the Trust will not be classified as an association taxable as a corporation or a publicly traded partnership taxable as a corporation.

HMB Acceptance Corp.
November 30, 2006

(v) Although the Trust will be classified as a taxable mortgage pool during the time that any Notes are outstanding, the Trust will not be subject to federal income tax during such time as long as the beneficial owner of the Ownership Certificate qualifies as a REIT, as a qualified REIT Subsidiary under the Internal Revenue Code of 1986, as amended (the “Code”) or a Disregarded Entity.

(vi) The statements contained under the caption “Material Federal Income Tax Considerations” in the Base Prospectus and the Prospectus Supplement, insofar as such statements constitute conclusions of law, are true and correct in all material respects as set forth therein.

The foregoing opinions deal only with the specific legal issues that each opinion explicitly addresses. Accordingly, the express opinions set forth above concerning a particular legal issue do not address any other matters.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of New York.

The opinions set forth above express our professional judgment as to how the highest court of the applicable jurisdiction would appropriately resolve the issues in question. The opinions set forth in subparagraphs (iii) through (vi) herein are based upon the existing provisions of the Code and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes could be retroactive in application and could modify the legal conclusions upon which our opinions are based. The opinions expressed herein are limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the Prospectus Supplement, the Transfer and Servicing Agreement, the Indenture or the Trust Agreement or the effect of such transactions.

We hereby consent to the filing of this letter and to the references to this firm under the headings “Legal Matters” and “Material Federal Income Tax Considerations” in the Base Prospectus and the Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Base Prospectus or the Prospectus Supplement.

Very truly yours, /s/ McKee Nelson LLP McKee Nelson LLP